Exhibit 99.1   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

                              COLTEC INDUSTRIES INC

                       CONSOLIDATED STATEMENTS OF EARNINGS

                                                                      1998             1997              1996
                                                                 ------------      -----------       -----------
                                                                      (In thousands, except per share data)
Net sales .................................................      $ 1,504,054       $ 1,314,869       $ 1,159,691
Cost of sales .............................................        1,080,731           898,269           811,123
                                                                 -----------       -----------       -----------
Gross profit ..............................................          423,323           416,600           348,568
Selling and administrative ................................          235,204           218,808           190,993
                                                                 -----------       -----------       -----------
Operating income ..........................................          188,119           197,792           157,575
Gain on divestiture .......................................           56,194              --                --
Interest expense and other, net ...........................          (53,438)          (54,043)          (74,894)
                                                                 -----------       -----------       -----------
Earnings from continuing operations before income taxes,
  minority interest in net loss of subsidiary and
  extraordinary item.......................................          190,875           143,749            82,681
Income taxes ..............................................          (64,898)          (48,875)          (28,111)
Minority interest in net loss of subsidiaries (net of tax)            (3,684)             --                --
                                                                 -----------       -----------       -----------
Earnings from continuing operations before extraordinary
  item ....................................................          122,293            94,874            54,570
Discontinued operations (net of tax)
  Income from operations ..................................             --                --              19,252
  Gain on sale ............................................             --                --              37,931
                                                                 -----------       -----------       -----------
       Total discontinued operations ......................             --                --              57,183
                                                                 -----------       -----------       -----------
Extraordinary item (net of tax) ...........................           (4,326)             --             (30,614)
                                                                 -----------       -----------       -----------
Net earnings ..............................................      $   117,967       $    94,874       $    81,139
                                                                 ===========       ===========       ===========
Basic earnings per common share
  Before extraordinary item ...............................      $      1.88       $      1.44       $       .79
                                                                 -----------       -----------       -----------
  Discontinued operations
     Income from operations ...............................             --                --                 .28
     Gain on sale .........................................             --                --                 .55
                                                                 -----------       -----------       -----------
       Total discontinued operations ......................             --                --                 .83
                                                                 -----------       -----------       -----------
  Extraordinary item ......................................             (.07)             --                (.44)
                                                                 -----------       -----------       -----------
  Net earnings ............................................      $      1.81       $      1.44       $      1.18
                                                                 ===========       ===========       ===========
Weighted-average common shares ............................           65,090            65,896            69,091
                                                                 ===========       ===========       ===========
Diluted earnings per common share
  Before extraordinary item ...............................      $      1.81       $      1.42       $       .79
                                                                 -----------       -----------       -----------
  Discontinued operations
     Income from operations ...............................             --                --                 .28
     Gain on sale .........................................             --                --                 .54
                                                                 -----------       -----------       -----------
       Total discontinued operations ......................             --                --                 .82
                                                                 -----------       -----------       -----------
  Extraordinary item ......................................             (.06)             --                (.44)
                                                                 -----------       -----------       -----------
  Net earnings ............................................      $      1.75       $      1.42       $      1.17
                                                                 ===========       ===========       ===========
Diluted weighted-average common shares ....................           69,443            66,911            69,376
                                                                 ===========       ===========       ===========

                The accompanying notes to consolidated financial
              statements are an integral part of these statements.

                              COLTEC INDUSTRIES INC

                           CONSOLIDATED BALANCE SHEETS

                                                                                     December 31,
                                                                              ---------------------------
                                                                                  1998            1997
                                                                              -----------       ---------
                                                                                 (In thousands, except
                                                                                      share data)
ASSETS
Current assets
Cash and cash equivalents ..............................................      $    21,785       $  14,693
Accounts and notes receivable, net of allowance of $3,109 in 1998
  and $2,894 in 1997 ...................................................          148,185         120,311
Inventory, net .........................................................          236,003         256,736
Deferred income taxes ..................................................           20,464          15,195
Other current assets ...................................................           15,612          20,508
                                                                              -----------       ---------
     Total current assets ..............................................          442,049         427,443
Property, plant and equipment, net .....................................          306,642         287,619
Costs in excess of net assets acquired, net ............................          214,647         157,751
Other assets ...........................................................           92,310          60,221
                                                                              -----------       ---------
                                                                              $ 1,055,648       $ 933,034
                                                                              ===========       =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt ......................................      $     5,127       $   1,811
Accounts payable .......................................................           91,595          93,799
Accrued expenses .......................................................          171,084         138,969
Current portion of liabilities of discontinued operations ..............            4,999           4,999
                                                                              -----------       ---------
     Total current liabilities .........................................          272,805         239,578
Long-term debt .........................................................          577,478         757,578
Deferred income taxes ..................................................          139,909          79,229
Other liabilities ......................................................           85,490          72,592
Liabilities of discontinued operations .................................          134,995         143,218
Company-obligated, mandatorily redeemable convertible preferred securities of subsidiary Coltec Capital Trust holding solely convertible
  junior subordinated debentures of the company ........................          145,293            --
Commitments and contingencies
Shareholders' equity
Preferred stock -- $.01 par value, 2,500,000 shares authorized, issued and outstanding -- none
Common stock -- $.01 par value, 100,000,000 shares authorized,
  70,583,695 and 70,501,948 shares issued at December 31, 1998 and
  1997, respectively (excluding 25,000,000 shares held by a wholly
  owned subsidiary) ....................................................              706             705
Capital surplus ........................................................          643,615         642,828
Retained deficit .......................................................         (795,356)       (912,029)
Unearned compensation ..................................................           (2,671)         (2,721)
Accumulated other comprehensive income (loss) ..........................          (18,688)         (8,391)
                                                                              -----------       ---------
                                                                                 (172,394)       (279,608)
Less cost of 7,526,960 and 4,666,406 shares of common stock in
  treasury at December 31, 1998 and 1997, respectively .................         (127,928)        (79,553)
                                                                              -----------       ---------
                                                                                 (300,322)       (359,161)
                                                                              -----------       ---------
                                                                              $ 1,055,648       $ 933,034
                                                                              ===========       =========

                The accompanying notes to consolidated financial
              statements are an integral part of these statements.

                              COLTEC INDUSTRIES INC

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    Years Ended December 31,
                                                            -----------------------------------------
                                                               1998            1997           1996
                                                            ---------       ---------       ---------
                                                                           (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings .........................................      $ 117,967       $  94,874       $  81,139
Adjustments to reconcile net earnings to cash provided
  by operating activities
  Gain on divestitures ...............................        (56,194)           --           (66,791)
  Extraordinary item .................................          6,554            --            51,001
  Depreciation and amortization ......................         47,947          38,415          36,014
  Deferred income taxes ..............................         56,616          24,791          39,146
  Payments of liabilities of discontinued operations .         (8,223)        (25,052)        (19,563)
  Special charge payments ............................           --           (11,746)         (6,309)
  Foreign currency translation adjustment ............         (8,364)         (5,594)            665
  Other operating items ..............................         (2,958)         (6,951)         (4,370)
  Changes in assets and liabilities, net of effects
     from acquisitions and divestitures:
     Accounts and notes receivable ...................        (40,254)         (4,263)        (42,602)
     Inventories .....................................         17,776         (42,508)          2,704
     Other current assets ............................          2,131           3,455            (617)
     Accounts payable ................................         (2,982)         35,963             (55)
     Accrued expenses ................................         26,379         (18,972)        (21,302)
     Accrued pension liability .......................        (14,076)        (20,993)            443
                                                            ---------       ---------       ---------
  Cash provided by operating activities ..............        142,319          61,419          49,503
                                                            ---------       ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from divestitures ...........................        100,000            --           329,113
Capital expenditures .................................        (53,545)        (81,218)        (44,550)
Acquisition of businesses ............................        (94,242)        (60,711)           --
                                                            ---------       ---------       ---------
  Cash provided by (used in) investing activities ....        (47,787)       (141,929)        284,563
                                                            ---------       ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt refinancing .......................           --              --           542,000
Issuance of long-term debt, net ......................        291,451             813            --
Issuance of convertible preferred securities, net ....        143,999            --              --
Repayment of long-term debt ..........................        (24,265)         (8,113)       (622,582)
Increase (decrease) in revolving facility, net .......       (458,000)         39,500        (196,000)
Purchase of treasury stock ...........................        (51,371)        (42,695)        (46,426)
Proceeds from sale of accounts receivable ............         12,500          82,500            --
Proceeds from exercise of stock options ..............          2,117           8,169            --
Other ................................................         (3,871)           --              --
                                                            ---------       ---------       ---------
  Cash provided by (used in) financing activities ....        (87,440)         80,174        (323,008)
                                                            ---------       ---------       ---------
Increase (decrease) in cash and cash equivalents .....          7,092            (336)         11,058
Cash and cash equivalents-- beginning of year ........         14,693          15,029           3,971
                                                            ---------       ---------       ---------
Cash and cash equivalents-- end of year ..............      $  21,785       $  14,693       $  15,029
                                                            =========       =========       =========
Supplemental cash flow data:
  Cash paid for:
     Interest ........................................      $  52,742       $  50,207       $  74,870
     Income taxes ....................................         18,325          19,327          27,667

                The accompanying notes to consolidated financial
              statements are an integral part of these statements.

                              COLTEC INDUSTRIES INC

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                                         Accumulated
                                                                            Other
                                  Common Stock    Capital   Retained    Comprehensive    Unearned         Treasury Stock
                                Shares   Amount   Surplus    Deficit    Income (Loss)  Compensation   Shares       Amount    Total
                                ------   ------   -------  -----------  -------------  ------------   -------      ------    -----
                                                                      (in thousands)
Balance, December 31, 1995....  70,077      701   639,419   (1,088,042)    (1,816)      (2,408)        (100)      (1,616)  (453,762)
Net earnings..................                                  81,139                                                       81,139
Repurchase of common stock....                                                                       (3,129)     (46,426)   (46,426)
Issuance of restricted stock,
  net.........................     322        3     3,941                                  272          (10)        (142)     4,074
Exercise of stock options.....                       (139)                                               56          642        503
Minimum pension liability.....                                             (3,200)                                           (3,200)
Foreign currency
  translation adjustments.....                                                665                                               665
                                ------    -----  --------  -----------    -------      -------       -------     --------  --------
Balance, December 31, 1996....  70,399      704   643,221   (1,006,903)    (4,351)      (2,136)      (3,183)     (47,542)  (417,007)
Net earnings..................                                  94,874                                                       94,874
Repurchase of common stock....                                                                       (2,160)     (42,695)   (42,695)
Issuance of restricted stock,
  net.........................     103        1     2,173                                 (585)          (4)         (51)     1,538
Exercise of stock options.....                     (2,566)                                              681       10,735      8,169
Minimum pension liability.....                                              1,554                                             1,554
Foreign currency
  translation adjustments.....                                             (5,594)                                           (5,594)
                                ------    -----  --------  -----------    -------      -------       -------     -------  ---------
Balance, December 31, 1997....  70,502      705   642,828     (912,029)    (8,391)      (2,721)      (4,666)     (79,553)  (359,161)
Net earnings..................                                 117,967                                                      117,967
Repurchase of common stock....                                                                       (3,051)     (51,371)   (51,371)
Amortization of preferred stock
  issuance costs..............                                  (1,294)                                                      (1,294)
Issuance of restricted stock,
  net.........................      82        1     1,666                                   50                                1,717
Exercise of stock options.....                       (879)                                              190        2,996      2,117
Minimum pension liability.....                                             (1,933)                                           (1,933)
Foreign currency
  translation adjustments.....                                             (8,364)                                           (8,364)
                                ------    -----  --------  -----------    --------     -------        -------  ---------  ---------
Balance, December 31, 1998....  70,584    $ 706  $643,615  $  (795,356)   $(18,688)    $(2,671)       (7,527)  $(127,928) $(300,322)
                                ======    =====  ========  ===========    ========     =======        =======  =========  =========

                The accompanying notes to consolidated financial
              statements are an integral part of these statements.

                     COLTEC INDUSTRIES INC AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                Years Ended December 31,
                                                        ---------------------------------------
                                                          1998            1997           1996
                                                        ---------       --------       --------
                                                                  (in thousands)
Net earnings .....................................      $ 117,967       $ 94,874       $ 81,139
Other comprehensive income/(loss), net of tax:
  Foreign currency translation adjustments .......         (8,364)        (5,594)           665
  Minimum pension liability ......................         (1,933)         1,554         (3,200)
                                                        ---------       --------       --------
     Other comprehensive income/(loss), net of tax        (10,297)        (4,040)        (2,535)
                                                        ---------       --------       --------
Comprehensive income .............................      $ 107,670       $ 90,834       $ 78,604
                                                        =========       ========       ========

                The accompanying notes to consolidated financial
              statements are an integral part of these statements.

                              COLTEC INDUSTRIES INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Dollars in thousands)

1.   Summary of Accounting Policies

Organization:

Coltec Industries Inc (the Company) is a diversified manufacturing company serving the aerospace and general industrial markets primarily in the United States, Canada and Europe.

Basis of Presentation:

Investments in which the Company has ownership of 50% or more of the voting common stock are consolidated in the financial statements. Intercompany accounts and transactions are eliminated.

Certain 1997 and 1996 amounts have been reclassified to conform to the 1998 presentation.

Accounting Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Revenue Recognition:

Revenue, including revenue under long-term commercial and government contracts and programs, is recorded at the time deliveries or customer acceptances are made and the Company has the contractual right to bill. The Company is involved in long-term government contracts which are accounted for on a percentage completed basis. However, the Company's long-term contracts primarily relate to commercial jet aircraft programs, which are planned, committed and facilitized based on long-term delivery forecasts. Cost of sales for jet aircraft programs is determined based on estimated average total cost and revenue for the respective programs based on shipset quantities representing what is believed to be conservative customer-produced market projections. Estimated program average costs and revenues are reviewed and assessed periodically, with changes in estimates recognized as adjustments to current operations.

Program commitment quantities generally represent deliveries for the next three to five years, although initial program quantities for new programs can include orders and deliveries up to ten years. As of December 31, 1998 and 1997, the Company had delivered approximately 52% and 43%, respectively, of the total commitment quantities under these programs. The program method of accounting, an aerospace industry-developed and accepted practice, was adopted by the Company in the 1970's.

Inventories:

Inventories, including inventories under long-term commercial and government contracts and programs, are valued at the lower of cost or market. Cost elements included in inventory are material, labor and factory overhead, primarily using standard cost, which approximates actual cost. Cost on approximately 50% of the domestic inventory at December 31, 1998 and 1997 was determined on the last-in first-out basis. Cost on the remainder of the inventory is generally determined on the first-in first-out basis.

Property, Plant and Equipment:

Property, plant and equipment is carried at cost. Depreciation of plant and equipment is provided generally by using the straight-line method, based on estimated useful lives of the assets. The ranges of estimated useful lives used in computing depreciation for financial reporting are as follows:


      Land improvements.............................................     5-40
      Buildings and equipment.......................................    10-45
      Machinery and equipment.......................................     3-20

For leasehold improvements, the estimated useful life is the lesser of the asset life or the lease term.

Renewals and betterments are capitalized by additions to the related asset accounts, while repair and maintenance costs are charged against earnings.

Costs in Excess of Net Assets Acquired:

It is the Company's policy to amortize the excess costs arising from acquisitions on a straight-line basis over periods not to exceed 40 years. As of December 31, 1998 the remaining weighted average life of the Company's goodwill was 25 years. In evaluating the value and future benefits of the excess costs arising from acquisitions, the recoverability from operating income is measured. Under this approach, the carrying value would be reduced if it is probable that management's best estimate of future operating income from related operations before amortization will be less than the carrying amount of the excess costs arising from acquisitions over the remaining amortization period. At December 31, 1998 and 1997, accumulated amortization related to all completed acquisitions was $83,082 and $74,013, respectively.

Income Taxes:

Income taxes are provided using the liability method. Under this method, deferred tax assets and liabilities are recognized based on differences between the financial statement and tax bases of assets and liabilities using presently enacted tax rates.

Environmental Expenditures:

Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are accrued when it is probable that an obligation has been incurred and the amount can be reasonably estimated. Expenditures incurred for environmental compliance with respect to pollution prevention and ongoing monitoring programs are expensed as incurred. Expenditures that increase the value of the property are capitalized.

Start-up Costs:

Start-up costs related to new operations and new product lines are expensed as incurred.

Legal Costs:

Legal costs are expensed as incurred. However, when a contingent liability is recorded, at the time such liability becomes probable and can be reasonably estimated, estimated legal costs are included in the liability.

Cash and Cash Equivalents:

The Company considers all short-term investments purchased with a maturity of three months or less to be cash equivalents.

Foreign Currency Translation:

The financial statements of foreign subsidiaries were prepared in their respective local currencies and were translated into U.S. dollars at year-end rates for assets and liabilities and at monthly weighted-average rates for income and expenses. Translation adjustments are included in shareholders' equity in the Consolidated Balance Sheets. Foreign currency transaction gains and losses are included in net earnings. For 1998, 1997 and 1996, such transaction gains and losses were not significant.

Impact of New Accounting Standard:

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No 133 ("SFAS No. 133") Accounting for Derivative Instruments and Hedging Activities. The Statement established accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement the Statement as of the beginning of any fiscal quarter after issuance. SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to derivative instruments and certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997.

The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements and has not determined the timing of or method of adoption. However, the statement could increase volatility in net income and other comprehensive income.

2.   Acquisitions and Divestitures

Acquisitions:

In January 1998, the Company acquired certain Marine and Petroleum Mfg. Inc.'s manufacturing facilities based in Texas for approximately $17,000. The plants acquired produce flexible graphite and polytetrafluoroethylene (PTFE) fluid sealing products used in the petrochemical industry. The Company also acquired Texas-based Tex-o-Lon and Repro-Lon for approximately $25,000. Tex-o-Lon manufactures, machines and distributes PTFE products, primarily for the semiconductor industry. Repro-Lon reprocesses PTFE compounds for the chemical and semiconductor industries. The acquisitions were accounted for as purchases; accordingly, the purchase price, which was financed through available cash resources, was allocated to the acquired assets based upon their fair market values. The $31,697 combined excess of the purchase price over net assets is being amortized over 25 years.

In February 1998, the Company purchased the Sealing Division of Groupe Carbone Lorraine for $45,600. This division, with facilities in France and South Carolina, produces high-technology metallic gaskets used in the nuclear, petroleum and chemical industries. This acquisition was accounted for as a purchase and the purchase price, also financed through available cash resources, was allocated to the acquired assets based upon their fair market values. The $25,042 excess of the purchase price over net assets is being amortized over 25 years.

In August 1998, the Company acquired from Federal-Mogul Corporation the 20% of Garlock Bearings that it did not previously own for approximately $12,000. Garlock Bearings is a producer of self-lubricating bearings.

In June 1997, the Company acquired the assets of AMI Industries Inc. (AMI), a Colorado-based manufacturer of flight attendant and cockpit seats for commercial aircraft, for approximately $25,000. The purchase agreement also includes contingent payments based on earning levels for the years ended December 31, 1997-2000. These contingent payments will be recorded as additional purchase price and amortized over the remaining life of goodwill. For financial statement purposes, the acquisition was accounted for as a purchase and, accordingly, AMI's results are included in the Company's consolidated financial statements since the date of acquisition. The purchase price, which was financed through available cash resources, has been allocated to the acquired assets based upon their fair market values. The $12,200 excess of the purchase price over net assets is being amortized over 25 years.

In October 1997, the Company acquired the assets of the sheet rubber and conveyor belt business of Dana Corporation's Boston Weatherhead division for $28,000. The acquisition was accounted for as a purchase and its results are included in the Company's consolidated financial statements since the date of acquisition. The purchase price, which was also financed through available cash resources, has been allocated to the acquired assets based upon their fair market values. The $6,900 excess of the purchase price over net assets is being amortized over 25 years.

The impact of these acquisitions was not material in relation to the Company's results of operations. Consequently, pro forma information is not presented. The Company also had several small acquisitions during 1998 and 1997, which were not material to the Company's financial position or results of operations.

Divestitures:

In May 1998, the Company sold the capital stock of its Holley Performance Products subsidiary to Kohlberg & Co., L.L.C., a private merchant banking firm located in Mount Kisco, New York, for $100 million in cash. The sale resulted in a pre-tax gain of $56,194, net of liabilities retained.

In June 1996, the Company sold Holley Automotive, Coltec Automotive and Performance Friction Products to Borg-Warner Automotive, Inc. for $296,522 in cash. In December 1996, Coltec sold Farnam Sealing Systems division to Meillor SA for $20,728 in cash and a note receivable for $3,000. The sale of these automotive original equipment (OE) components businesses resulted in an after-tax gain of $37,931 (net of income taxes of $25,332), net of liabilities retained, transaction costs and obligations relating to the sales. The sale of the automotive OE components businesses represented a disposal of the Company's Automotive Segment. Accordingly, the 1996 Consolidated Statement of Earnings was restated to reflect the operations of the automotive OE components businesses as a discontinued operation. Net sales of the discontinued automotive OE components businesses were $182,599 in 1996.

In December 1996, the Company also sold the exhaust systems and components business of its Stemco division for $11,863 resulting in a pre-tax gain of $3,528. Such gain is reflected in the 1996 Consolidated Statement of Earnings in continuing operations. Net sales of the exhaust systems and components business were $18,085 in 1996.

3.   Extraordinary Item

The Company incurred an extraordinary charge of $4,326, net of income taxes of $2,228, in the second quarter of 1998 in connection with early debt repayment.

In 1996, the Company redeemed all of its outstanding 11 1/4% debentures and substantially all of its outstanding 9 3/4% and 10 1/4% senior notes at redemption prices ranging from 105.125% to 106.987% of par. The redemption of these notes including consent payments resulted in an extraordinary charge of $30,614, net of income taxes of $20,387.

4.   Special Charges

In 1995, the Company recorded a special charge of $27,000, primarily in the Aerospace Segment to cover the costs of closing the Walbar compressor blade facility in Canada. The facility was closed during 1996. The charge also covered selected workforce reductions throughout the Company. The special charge included costs to cover the cancellation of contractual obligations resulting from the decision to close the Walbar facility, asset write-downs, severance and employee-related costs and other costs necessary to implement the shutdown of the Walbar facility and selected workforce reductions throughout the Company.

At December 31, 1997 all related costs had been charged and the remaining accrual was reversed. The activity in the related reserve through December 31, 1997 was as follows:

                                                 Contractual     Asset
                                                 Obligations  Writedowns   Severance   Other     Total
                                                 -----------  ----------   --------- --------  ---------
    1995 charge..............................     $ 9,065      $ 7,845     $  5,084  $  5,006  $  27,000
    1995 activity............................         (65)      (4,549)      (1,778)   (2,553)    (8,945)
                                                  -------      -------     --------  --------  ---------
    December 31, 1995........................       9,000        3,296        3,306     2,453     18,055
    1996 activity............................        (961)      (1,875)      (1,876)   (1,597)    (6,309)
                                                  -------      -------     --------  --------  ---------
    December 31, 1996........................       8,039        1,421        1,430       856     11,746
    1997 activity............................      (1,200)          --         (517)      (29)    (1,746)
    Reversal.................................      (6,839)      (1,421)        (913)     (827)   (10,000)
                                                  -------      -------     --------  --------  ---------
    December 31, 1997........................     $    --      $    --     $     --  $     --  $      --
                                                  =======      =======     ========  ========  =========

In 1997, the Company recorded a special charge of $10,000, to cover the restructuring of its Industrial Segment. This special charge included the costs of closing its FMD Electronics operations in Roscoe, Illinois and its Ortman Fluid Power operations in Hammond, Indiana. The special charge also included the costs to restructure the Company's Industrial Segment businesses in Canada and Germany and certain termination costs related to the relocation of the Delavan Spray Technologies divisional headquarters to North Carolina. The 1997 charge included costs resulting from cancellation of contractual obligations, asset writedowns, severance and employee-related costs and other costs to shut down these facilities that will not benefit future operations. The related reserve activity for the year ended December 31, 1997 was as follows:

                                                   Contractual    Asset
                                                   Obligations Writedowns   Severance   Other    Total
                                                   ----------- ----------   --------- -------  --------
    1997 charge...............................       $ 641       $ 1,049     $ 5,425   $ 2,885  $ 10,000
    1997 activity.............................        (641)       (1,049)     (5,425)   (2,885)  (10,000)
                                                     -----       -------     -------   -------  --------
    December 31, 1997.........................       $  --       $   --      $   --   $    --  $     --
                                                     =====       =======     =======   =======  ========

5.   Earnings per share

In 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share, effective December 15, 1997. The Company's reported earnings per common share for 1996 equaled diluted earnings per share as set forth in SFAS No. 128. As a result, the Company's reported earnings per share for 1996 was not restated.

Basic earnings per common share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per common share is computed by using the treasury stock method to determine shares related to stock options and restricted stock.

                                                                              1998           1997           1996
                                                                            ---------       -------      ---------
                                                                                         (In thousands)
     Income available to common shareholders before extraordinary item      $ 122,293       $94,874      $ 111,753
     Dividends on convertible preferred securities, net of tax .......          3,684          --             --
                                                                            ---------       -------      ---------
     Income available to common shareholders before extraordinary
       item plus assumed conversions .................................        125,977        94,874        111,753

     Extraordinary item, net of tax ..................................         (4,326)         --          (30,614)
                                                                            ---------       -------      ---------
     Net income available to common shareholders plus assumed
       conversions ...................................................      $ 121,651       $94,874      $  81,139
                                                                            ---------       -------      ---------


     Basic weighted-average common shares ............................         65,090        65,896         69,091
     Stock options and restricted stock issued .......................            728         1,015            285
     Convertible preferred securities ................................          3,625          --             --
                                                                            ---------       -------      ---------
     Diluted weighted-average common and common equivalent shares ....         69,443        66,911         69,376
                                                                            =========       =======      =========

6.   Sale of Accounts Receivable

In September 1997, the Company and certain of its subsidiaries sold their U.S. and Canadian customer trade receivables to CNC Finance LLC (CNC Finance), a wholly owned bankruptcy remote subsidiary of the Company. CNC Finance entered into a three-year agreement to sell without recourse, on a revolving basis, an undivided fractional ownership interest in the receivables, based on the level of eligible receivables, up to a maximum of $95,000 to a special purpose entity of a financial institution. At December 31, 1998 and December 31, 1997, $95,000 and $82,500, respectively, of the Company's receivables were sold under this agreement and the sale was reflected as a reduction of accounts receivable in the 1998 and 1997 Consolidated Balance Sheets. The undivided interests were sold at a discount, which was included in Interest expense and other, net in the 1998 and 1997 Consolidated Statements of Earnings.

7.   Inventory

Inventories consisted of the following at December 31, 1998 and 1997:

                                                                  1998      1997
                                                               --------  ---------
     Finished goods........................................    $ 42,447  $  53,748
     Work in process and finished parts....................     154,707    158,937
     Raw materials and supplies............................      38,849     44,051
                                                               --------  ---------
          Total............................................    $236,003  $ 256,736
                                                               ========  =========

At December 31, 1998 and 1997, $48,939 and $54,441, respectively, of contract advances were offset against inventories under long-term commercial and government contracts and programs in the Consolidated Balance Sheets. Losses on commercial and government contracts and programs are recognized in full when identified.

Included in inventories are deferred production, engineering and tooling costs related to the Company's various long-term jet aircraft programs, which represent total costs incurred since the inception of the programs less the costs of units delivered based on the anticipated average costs of producing the total units provided for under these programs. At December 31, 1998 and 1997, inventories included $34,593 and $30,909, respectively, of deferred engineering costs; $15,863 and $26,457, respectively, of deferred production costs; and $10,975 and $15,850, respectively, of deferred tooling costs. Total costs incurred to date on long-term jet aircraft programs exceed the total cost of units delivered and in-process, based on the estimated average cost of all units to be delivered, by $61,430 and $73,216 at December 31, 1998 and 1997, respectively, and are being amortized over current and future deliveries for the respective program quantities. Certain engineering costs included in inventory are directly reimbursable from customers. At December 31, 1998 and 1997, $12,700 and $10,700, respectively, were reimbursable from customers.

The excess of current cost over last-in, first-out cost at December 31, 1998 and 1997 was $19,251 and $22,022, respectively.

8.   Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31, 1998 and 1997:

                                                                          1998         1997
                                                                       ---------    ---------
    Land and improvements..........................................    $  15,840    $  14,517
    Buildings and equipment........................................      143,064      135,173
    Machinery and equipment........................................      507,636      486,335
    Leasehold improvements.........................................       11,530       12,209
    Construction in progress.......................................       26,762       30,535
                                                                       ---------    ---------
         Total.....................................................      704,832      678,769
    Less accumulated depreciation..................................      398,190      391,150
                                                                       ---------    ---------
         Total.....................................................    $ 306,642    $ 287,619
                                                                       =========    =========

9.   Accrued Expenses

Accrued expenses consisted of the following at December 31, 1998 and 1997:

                                                                          1998         1997
                                                                       ---------    ---------
    Salaries, wages and employee benefits..........................    $  30,543    $  34,603
    Taxes..........................................................        2,254       13,728
    Interest.......................................................        9,543        7,115
    Asbestos.......................................................       93,700       50,688
    Other..........................................................       35,044       32,835
                                                                       ---------    ---------
         Total.....................................................    $ 171,084    $ 138,969
                                                                       =========    =========

10.   Income Taxes

Domestic and foreign components of earnings from operations before income taxes, minority interest in net loss of subsidiaries and extraordinary item were as follows for the years ended December 31, 1998, 1997 and 1996:

                                                             1998        1997         1996
                                                          ---------    --------     ------
    Domestic..........................................    $ 160,643    $ 114,517    $ 68,199
    Foreign...........................................       30,232       29,232      14,482
                                                          ---------    ---------    --------
         Total........................................    $ 190,875    $ 143,749    $ 82,681
                                                          =========    =========    ========

Income taxes on earnings from continuing operations were as follows for the years ended December 31, 1998, 1997 and 1996:

                               1998        1997          1996
                             -------      -------      --------
             Current
               Domestic      $ 5,941      $18,094      $ (2,912)
               Foreign         3,544        6,872        13,634
                             -------      -------      --------
                               9,485       24,966        10,722
                             -------      -------      --------

             Deferred
               Domestic       47,886       17,706        24,126
               Foreign         7,527        6,203        (6,737)
                             -------      -------      --------
                              55,413       23,909        17,389
                             -------      -------      --------
                  Total      $64,898      $48,875      $ 28,111
                             =======      =======      ========

As discussed in note 2 to consolidated financial statements, the Company sold its original equipment components businesses in 1996 resulting in income tax on the gain of the sale of $25,332. As discussed in note 3 to consolidated financial statements, the Company incurred extraordinary charges related to early retirement of debt resulting in income tax benefit of $2,228 in 1998 and $20,387 in 1996.

Reconciliation of tax at the U.S. statutory income tax rate of 35% for the years ended December 31, 1998, 1997 and 1996 to income taxes on earnings from continuing operations was as follows:

                                                                     1998       1997        1996
                                                                  ---------- ----------  -------
             Tax at U.S. statutory rate........................   $ 66,806   $ 50,312    $ 28,938
               Repatriation of non-U.S. earnings...............     (1,923)    (1,195)      1,900
               Non-U.S. rate differential......................        490      2,844       1,828
               Utilization of tax credits......................     (1,500)      (997)     (1,104)
               Adjustment of reserves..........................         32     (2,736)     (6,979)
               Other...........................................        993        647       3,528
                                                                  --------   --------    --------
               Income taxes....................................   $ 64,898   $ 48,875    $ 28,111
                                                                  --------   --------    --------
             Effective tax rate................................       34.0%      34.0%       34.0%
                                                                  =========  =========   =========

The significant components of deferred tax assets and liabilities at December 31, 1998 and 1997 were as follows:

                                                                        1998                       1997
                                                               -----------------------   ------------------------
                                                               Deferred     Deferred     Deferred      Deferred
                                                                  Tax          Tax          Tax           Tax
                                                                Assets     Liabilities    Assets      Liabilities
                                                               --------    -----------   --------     -----------
             Fixed asset basis adjustments...............      $     --     $  (8,391)   $     --      $ (5,948)
             Excess tax over book depreciation...........            --       (28,119)         --       (21,828)
             Book/tax differences on contract income.....            --       (26,613)         --       (24,230)
             Employee benefit plans......................        11,558           --        7,747            --
             Accrued expenses and liabilities............         2,957           --       10,159            --
             Capital transactions, net...................            --       (61,786)         --       (27,901)
             Foreign tax credit carryforwards............            --           --        3,700            --
             Other.......................................            --        (9,051)         --        (2,033)
                                                               --------     ---------    --------      --------
                                                                 14,515      (133,960)     21,606       (81,940)
             Less valuation allowance....................            --           --       (3,700)           --
                                                               --------     ---------    --------      --------
             Total.......................................      $ 14,515     $(133,960)   $ 17,906      $(81,940)
                                                               ========     =========    ========      ========

The valuation allowance in 1997 is attributable to foreign tax credit carryforwards which were utilized in 1998.

11.  Long-Term Debt

Long-term debt consisted of the following at December 31, 1998 and 1997:

                                                                                      1998         1997
                                                                                   ---------    ---------
             Credit Agreement(a)...............................................    $ 239,500    $ 697,500
             9 3/4% senior notes due 1999(b)...................................        2,507        7,507
             9 3/4% senior notes due 2000(c)...................................        7,405        7,405
             7 1/2% senior notes due 2008(d)...................................      300,000           --
             Other due 1999-2009...............................................       33,193       46,977
                                                                                   ---------    ---------
                                                                                     582,605      759,389
             Less current portion..............................................        5,127        1,811
                                                                                   ---------    ---------
                                                                                   $ 577,478    $ 757,578
                                                                                   =========    =========

(a) The average interest rate was 6.5% and 6.7% for 1998 and 1997, respectively. In February 1998, the reducing revolving credit facility (the Credit Agreement), entered into with a syndicate of banks, was amended to increase the total commitment from $850,000 to $900,000. The Amended Credit Agreement was further amended in April 1998 to reduce the total commitment from $900,000 to $600,000 (see note 12 to consolidated financial statements). The Credit Agreement provides up to $125,000 for the issuance of letters of credit. At December 31, 1998, $14,217 of letters of credit had been issued under the Credit Agreement. Obligations under the facility are secured by substantially all of the Company's assets. Borrowings under the facility bear interest, at the Company's option, at an annual rate equal to the base rate or the Eurodollar rate plus 0.50%. The base rate is the higher of the Federal Reserve reported certificate of deposit rate and the prime lending rate. Letter of credit fees of 0.50% are payable on outstanding letters of credit and a commitment fee of 0.1875% is payable on the unutilized facility.

         The Company has entered into interest rate swaps to reduce (hedge) the impact of interest rate changes for variable rate borrowings under its credit facility and its agreement to sell receivables on a revolving basis (see note 6 to consolidated financial statements). The differential paid or received is reflected as an adjustment to interest expense over the life of the swaps. At December 31, 1998, the agreements include an aggregate notional amount of $280,000, fixed interest rates ranging from 5.78% to 6.40% and maturity dates ranging from January 2000 to October 2002. At December 31, 1997 the agreements included an aggregate notional amount of $405,000, fixed interest rates ranging from 5.78% to 6.40% and maturity dates ranging from April 1998 to October 2002.

(b) In 1998, the Company purchased in the open market $5,000 of the 9 3/4% senior notes due November 1, 1999.

(c) The 9 3/4% senior notes due 2000 are redeemable at maturity on April 1, 2000.

(d) The 7 1/2% senior notes are redeemable at a premium prior to maturity on April 15, 2008. See notes 12 and 19 to consolidated financial statements.

Minimum payments on long-term debt due within five years from December 31, 1998 are as follows:

             1999............................................    $   5,127
             2000............................................       11,394
             2001............................................      242,628
             2002............................................        1,991
             2003............................................          833
             Thereafter......................................      320,632
                                                                 ---------
             Total...........................................    $ 582,605
                                                                 =========

12.  Financings

In April 1998, the Company privately placed, with institutional investors, $300,000 principal amount of 7 1/2% Senior Notes due 2008 ("Senior Notes") and $150,000 (3,000,000 shares at liquidation value of $50 per Convertible Preferred Security) of 5 1/4% Trust Convertible Preferred Securities ("Convertible Preferred Securities"). The placement of the Convertible Preferred Securities was made through the Company's wholly-owned subsidiary, Coltec Capital Trust ("Trust"), a newly-formed Delaware business trust. The Convertible Preferred Securities represent undivided beneficial ownership interests in the Trust. Substantially all the assets of the Trust are the 5 1/4% Convertible Junior Subordinated Deferrable Interest Debentures Due April 15, 2028 which were acquired with the proceeds from the private placement of the Convertible Preferred Securities. The Company's obligations under the Convertible Junior Subordinated Debentures, the Indenture pursuant to which they were issued, the Amended and Restated Declaration of Trust of the Trust, and the Guarantee of the Company, taken together, constitute a full and unconditional guarantee by the Company of amounts due on the Convertible Preferred Securities. The Convertible Preferred Securities are convertible at the option of the holders at any time into the common stock of the Company at an effective conversion price of $29 5/16 per share and are redeemable at the Company's option after April 20, 2001 at 102.63% of the liquidation amount declining ratably to 100% after April 20, 2004.

The net proceeds of the Senior Notes and the Convertible Preferred Securities of approximately $435,500 were used by the Company to reduce indebtedness under its credit facility. Dividends on the Convertible Preferred Securities were $3,684 after tax for the year ended December 31, 1998.

13.  Pension Plans and Other Benefits

The Company and certain of its subsidiaries have in effect, for substantially all U.S. employees, pension plans under which funds are deposited with trustees. The benefits under these plans are based primarily on years of service and either final average salary or fixed amounts for each year of service. The Company's policy is to fund amounts which are actuarially determined to provide the plans with sufficient assets to meet future benefit payment requirements. Plan assets consist principally of publicly traded equity and fixed-income securities. Pension coverage for employees of non-U.S. subsidiaries is provided in accordance with local requirements and customary practices.

The Company also provides certain health care and life insurance benefits to its eligible retired employees, principally in the United States, with some of these retirees paying a portion of related costs. The Company funds postretirement benefits on a "pay as you go" method. Information related to these benefits is shown under other postretirement benefits.

As of December 31, 1998 and 1997, the change in benefit obligation and plan assets, the funded status and the amounts recognized in the Company's consolidated balance sheet related to the Company's pension and other postretirement benefits were as follows:

                                                                                                  Other
                                                       Pension Benefits                  Postretirement Benefits
                                                       ----------------                  -----------------------
                                                   1998               1997                1998               1997
                                               -----------        -----------         -----------         -----------
Change in benefit obligation:
Benefit obligation at beginning of year...     $   461,776        $   417,207         $    22,018         $    18,961
Service cost..............................           8,962              8,404                 237                 187
Interest cost.............................          33,670             31,996               1,574               1,433
Amendments................................          18,224             17,826              (1,244)                 --
Actuarial gain............................          35,017             44,726               1,169               3,740
Benefits paid.............................         (30,523)           (57,628)             (2,408)             (2,338)
Foreign currency exchange.................          (1,635)              (755)                 --                  --
Curtailment gain (loss)...................          (1,170)               --                   --                  35
                                               -----------        ----------          -----------         -----------
Benefit obligation at end of year.........     $   524,321        $   461,776         $    21,346         $    22,018
                                               ===========        ===========         ===========         ===========

Change in plan assets:
Fair value of plan assets at beginning of
  year....................................     $   569,645        $   488,714
Actual return on plan assets..............          80,562            133,979
Employer contribution.....................           4,247              5,449
Benefits paid.............................         (30,523)           (57,544)
Foreign currency exchange.................          (2,065)              (953)
                                               -----------        -----------         -----------         -----------
Fair value of plan assets at end of year..     $   621,866        $   569,645         $        --         $        --
                                               ===========        ===========         ===========         ===========

Funded status:
Funded status.............................     $    97,545        $   107,870         $   (21,346)        $   (22,018)
Unrecognized actuarial loss (gain)........        (108,789)          (114,112)              4,687               4,611
Unrecognized prior service cost...........          33,918             17,987              (2,849)             (1,964)
Unrecognized transition asset.............            (157)              (667)             13,644              15,330
                                               -----------        -----------         -----------         -----------
Net amount recognized.....................     $    22,517        $    11,078         $    (5,864)        $    (4,041)
                                               ===========        ===========         ===========         ===========

Amounts recognized in the balance sheet
  consist of:
Prepaid (accrued) benefit liability.......     $    12,274        $     3,254         $    (5,864)        $    (4,041)
Intangible asset..........................           4,744              5,292                  --                  --
Accumulated other comprehensive income....           3,579              1,646                  --                  --
Deferred taxes............................           1,920                886                  --                  --
                                               -----------        -----------         -----------         -----------
Net amount recognized.....................     $    22,517        $    11,078         $    (5,864)        $    (4,041)
                                               ===========        ===========         ===========         ===========

For certain pension plans, the plan assets exceed the accumulated benefit obligations (overfunded plans); and in the remainder of the plans, the accumulated benefit obligations exceed the plan assets (underfunded plans). During 1998 and 1997, the Company merged several of its underfunded plans with its overfunded plans. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were, $37,103, $35,296, $1,879, respectively, as of December 31, 1998, and $34,039, $30,878, and $1,551,
respectively, as of December 31, 1997.

Assumptions as of December 31 used to develop the net periodic benefit costs for U.S. plans were:

                                                                                      Other Postretirement
                                                                 Pension Benefits            Benefits
                                                             ---------------------    --------------------
                                                              1998    1997    1996     1998    1997   1996
                                                             -----   -----   -----    -----   -----  -----
    Discount rate for benefit obligations................... 7.00%   7.25%   7.75%    7.00%   7.25%  7.75%
    Expected long-term rate of return on assets............. 9.00%   9.00%   9.00%       --      --    --
    Rate of increase in compensation levels................. 4.75%   4.75%   5.00%       --      --    --

For non-U.S. plans, which were not material, similar economic assumptions were used.

For measurement purposes, a 8.1% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999 decreasing gradually to 5.0% by 2005.

The components of net periodic benefit cost for the years ended December 31, 1998, 1997 and 1996 were as follows:

                                                            Pension Benefits                    Other Postretirement Benefits
                                                ---------------------------------------       ---------------------------------
                                                  1998           1997             1996         1998         1997          1996
                                                --------       --------        --------       ------      -------       -------
    Service cost .........................      $  8,962       $  8,404        $  9,377       $  237      $   187       $   395
    Interest cost ........................        33,670         31,996          31,142        1,574        1,433         1,951
    Expected return on assets ............       (73,389)       (95,430)        (52,049)        --           --            --
    Amortization of transition obligations          --             --              --          1,030        1,022         1,107
    Amortization and deferral, net .......        20,237         47,782          11,443           32         (756)         (124)
                                                --------       --------        --------       ------      -------       -------
    Net periodic benefit cost (income) ...      $(10,520)      $ (7,248)       $    (87)      $2,873      $ 1,886       $ 3,329
                                                ========       ========        ========       ======      =======       =======

Assumed health care cost trend rates have a significant effect on the amounts reported for health care plan. A one-percentage-point change is assumed health care cost trend rates would have the following effects:

                                                            1-Percentage-    1-Percentage-
                                                           Point Increase    Point Decrease
                                                           --------------    --------------
    Effect on total of service and interest cost
      components............................................  $   169          $  (154)
    Effect on postretirement benefit obligation.............    1,300           (1,200)

For discontinued operations, the total pension projected benefit obligations at December 31, 1998 and 1997 were $199,445 and $203,737, respectively, and are fully funded. Interest cost on the projected benefit obligations for 1998, 1997 and 1996 was $14,646, $16,097 and $16,502, respectively, and was fully offset by return on assets resulting in no net periodic pension cost.

14.  Financial Instruments

The following methods and assumptions were used to estimate the fair value of the Company's financial instruments.

   Cash and cash equivalents, accounts and notes receivable and accounts payable:

         The carrying amount approximates fair value due to the short-term nature of these items.

   Long-term receivables and investments:

         The fair value is based on quoted market prices for similar publicly-traded securities or on the present value of estimated future cash flows.

   Long-term debt:

         The fair value of variable-rate long-term debt approximates carrying value.

   Forward exchange contracts and interest rate hedges:

         The fair value is based on quoted market prices of similar contracts.

The estimated fair value of the Company's financial instruments at December 31, 1998 and 1997 was as follows:

                                                                       1998                   1997
                                                               --------------------   -------------------
                                                                Carrying     Fair      Carrying    Fair
                                                                  Value      Value       Value     Value
                                                               ---------  ---------   --------  ---------
    Long-term receivables and investments..................    $  50,798  $  57,589   $ 35,017  $  42,737
    Long-term debt.........................................      582,605    598,438    759,389    760,609
    Forward exchange contracts.............................           --    (12,404)        --     (8,384)
    Interest rate hedges...................................           --    (10,909)        --     (3,555)

The Company utilizes forward exchange contracts to hedge U.S. dollar-denominated sales, under long-term contracts, of certain foreign subsidiaries. The Company does not engage in speculation. The Company's forward exchange contracts do not subject the Company to risk due to exchange rate movements because gains and losses on these contracts offset gains and losses on the sales and related receivables being hedged. At December 31, 1998 and 1997, the Company had $120,485 and $162,000, respectively, of forward exchange contracts denominated in Canadian dollars. The contracts have varying maturities with none exceeding five years. Gains and losses on forward exchange contracts are deferred and recognized in cost of sales over the life of the underlying long-term contract being hedged.

The Company has an outstanding contingent liability for guaranteed debt and lease payments of $30,748, and for letters of credit $40,485. It was not practical to obtain independent estimates of the fair values for the contingent liability for guaranteed debt and lease payments and for letters of credit without incurring excessive costs. In the opinion of management, non-performance by the other parties to the contingent liabilities will not have a material effect on the Company's results of operations and financial condition.

15.  Stock Option and Incentive Plans

Pursuant to the Company's stock option plans, stock options and shares of restricted stock have been granted to officers and key employees and stock options to directors. In 1998 the number of shares of common stock that may be issued under the stock option plans was increased to 12,293,000 shares from 7,468,000 shares. Stock options outstanding under the stock option plans were granted at a price equal to 100% of the market price on the date of grant and are exercisable in annual installments of 20% or 33%, commencing one year from date of grant and expiring ten years from date of grant.

The Company applies Accounting Principles Board Opinion #25, Accounting for Stock Issued to Employees, in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for these plans. Had compensation expense for the Company's stock option plans been determined based on the fair value at the grant dates for awards under these plans consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the Company's pro forma net earnings would have been $114,729 for 1998, $92,137 for 1997 and $79,425 for 1996 and earnings per share would have been $1.71 in 1998, $1.38 in 1997, and $1.15 in 1996.

The fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rate of 6.50% for 1998, 6.75% for 1997 and 7.0% for 1996, no dividends paid, expected life of five years for 1998, 3.7 years for 1997 and five years for 1996, and volatility of 26% for 1998, 21% for 1997 and 23% for 1996. The weighted-average fair value of options granted was $7.90 for 1998, $5.75 for 1997 and $4.76 for 1996.

A summary of the status of the Company's fixed stock option plans as of December 31, 1998, 1997 and 1996 was follows:

                                                                                   Weighted-
                                                          Number       Option       Average
                                                         of Shares   Price Range   Exercise
                                                          (000s)      Per Share      Price
                                                         ---------   -----------   ---------
    December 31, 1995................................     5,188      10.75-21.25    $ 13.16
    Granted..........................................       516      11.00-15.75      13.43
    Exercised........................................       (56)     10.75-11.63      11.37
    Canceled.........................................      (236)     10.75-21.25      12.82
                                                          -----     ------------    -------
    December 31, 1996................................     5,412      10.75-21.25      13.22
    Granted..........................................     1,069      18.88-22.88      21.09
    Exercised........................................    (1,004)     10.75-18.75      14.64
    Canceled.........................................      (217)     10.75-18.75      12.08
                                                          -----     ------------    -------
    December 31, 1997................................     5,260      10.75-22.88      14.59
    Granted..........................................       528      16.94-23.19      21.82
    Exercised........................................      (327)     10.75-19.35      13.00
    Canceled.........................................       (35)           21.88      21.88
                                                          -----     ------------    -------

    December 31, 1998................................     5,426     $10.75-22.88    $ 15.34
                                                          =====     ============    =======

Stock options exercisable were 2,825,733, 2,156,000 and 2,103,000 at December 31, 1998, 1997 and 1996, respectively.

The following summarizes information about the Company's stock options outstanding as of December 31, 1998:

                                                                      Options Outstanding
                                                          ---------------------------------------
                                                                          Weighted-     Weighted-
                                                             Number        Average       Average
                                                           Outstanding    Remaining     Exercise
     Range of Exercise Prices                                (000s)         Life          Price
     ------------------------                             ------------  ------------    ---------
     $10.75 to $15.75...............................          3,243      6.3 years      $ 11.98
     $16.25 to $20.13...............................            753      6.0 years        18.00
     $21.19 to $23.19...............................          1,430      8.8 years        21.58
                                                              -----      ---------      -------
     $10.75 to $23.19...............................          5,426      6.9 years      $ 15.34
                                                              =====      =========      =======

                                                                      Options Exercisable
                                                                  -------------------------
                                                                                  Weighted-
                                                                     Number        Average
                                                                   Outstanding    Exercise
     Range of Exercise Prices                                        (000s)         Price
     ------------------------                                     ------------    ---------
     $10.75 to $15.75..........................................      2,012         $ 12.36
     $16.25 to $20.13..........................................        511           17.93
     $21.19 to $23.19..........................................        303           22.10
                                                                     -----         -------
     $10.75 to $23.19..........................................      2,826         $ 14.41
                                                                     =====         =======

In addition to the granting of stock options, the Company has granted shares of restricted stock. Restrictions on certain shares lapse 100% three years from the date of grant. Restrictions on the remaining shares lapse in annual installments of 33% commencing one year from date of grant. The unearned compensation resulting from the grant of restricted shares is reported as a reduction to shareholders' equity in the Consolidated Balance Sheets and is being charged to earnings over the period the restricted shares vest.

Shares available for grant at December 31, 1998 under the stock option plans were 4,501,500.

16.  Commitments and Contingencies

The Company and certain of its subsidiaries are liable for lease payments and are defendants in various lawsuits, including actions involving asbestos-containing products and certain environmental proceedings.

With respect to asbestos product liability and related litigation costs, as of December 31, 1998 and 1997, two subsidiaries of the Company were among a number of defendants (typically 15 to 40) in approximately 101,400 and 110,000 actions, respectively (including approximately 4,700 and 2,400 actions, respectively, in advanced stages of processing), filed in various states by plaintiffs alleging injury or death as a result of exposure to asbestos fibers.

During 1998, 1997 and 1996, two subsidiaries of the Company received approximately 34,400, 38,200 and 39,900 new actions, respectively. Through December 31, 1998, approximately 244,000 of the approximately 345,400 total actions brought have been settled or otherwise disposed.

The damages claimed for personal injury or death vary from case to case and in many cases plaintiffs seek $1,000 or more in compensatory damages and $2,000 or more in punitive damages. Although the law in each state differs to some extent, it appears, based on advice of counsel, that liability for compensatory damages would be shared among all responsible defendants, thus limiting the potential monetary impact of such judgments on any individual defendant.

Following a decision of the Pennsylvania Supreme Court, in a case in which neither the Company nor any of its subsidiaries were parties, that held insurance carriers are obligated to cover asbestos-related bodily injury actions if any injury or disease process, from first exposure through manifestation, occurred during a covered policy period (the "continuous trigger theory of coverage"), the Company settled litigation with its primary and most of its first-level excess insurance carriers, substantially on the basis of the Court's ruling. The Company has negotiated a final agreement with most of its excess carriers that are in the layers of coverage immediately above its first layer. The Company is currently receiving payments pursuant to this agreement. The Company believes that, with respect to the remaining carriers, a final agreement can be achieved without litigation and on substantially the same basis that it has resolved the issues with its other carriers. Settlements are generally made on a group basis with payments made to individual claimants over periods of one to four years. Payments were made with respect to asbestos liability and related costs aggregating $53,722 in 1998, $59,247 in 1997, and $71,354 in 1996,
substantially all of which were covered by insurance. Related to payments not covered by insurance, the Company recorded charges to operations amounting to $8,000 in 1998, 1997 and 1996.

In accordance with the Company's internal procedures for the processing of asbestos product liability actions and due to the proximity to trial or settlement, certain outstanding actions have progressed to a stage where the Company can reasonably estimate the cost to dispose of these actions. As of December 31, 1998, the Company estimates that the aggregate remaining cost of the disposition of the settled actions for which payments remain to be made and actions in advanced stages of processing, including associated legal costs, is approximately $116,500, and the Company expects that this cost will be substantially covered by insurance.

With respect to the 96,700 outstanding actions as of December 31, 1998, which are in preliminary procedural stages, the Company lacks sufficient information upon which judgments can be made as to the validity or ultimate disposition of such actions, thereby making it difficult to estimate with reasonable certainty the potential liability or costs to the Company. When asbestos actions are received they are typically forwarded to local counsel to ensure that the appropriate preliminary procedural response is taken. The complaints typically do not contain sufficient information to permit a reasonable evaluation as to their merits at the time of receipt, and in jurisdictions encompassing a majority of the outstanding actions, the practice has been that little or no discovery or other action is taken until several months prior to the date set for trial. Accordingly, the Company generally does not have the information necessary to analyze the actions in sufficient detail to estimate the ultimate liability or costs to the Company, if any, until the actions appear on a trial calendar. A determination to seek dismissal, to attempt to settle or to proceed to trial is typically not made prior to the receipt of such information.

It is also difficult to predict the number of asbestos lawsuits that the Company's subsidiaries will receive in the future. The Company has noted that, with respect to recently settled actions or actions in advanced stages of processing, the mix of the injuries alleged and the mix of the occupations of the plaintiffs have been changing from those traditionally associated with the Company's asbestos-related actions. The Company is not able to determine with reasonable certainty whether this trend will continue. Based upon the foregoing, and due to the unique factors inherent in each of the actions, including the nature of the disease, the occupation of the plaintiff, the presence or absence of other possible causes of a plaintiff's illness, the availability of legal defenses, such as the statute of limitations or state of the art, and whether the lawsuit is an individual one or part of a group, management is unable to estimate with reasonable certainty the cost of disposing of outstanding actions in preliminary procedural stages or of actions that may be filed in the future. However, the Company believes that its subsidiaries are in a favorable position compared to many other defendants because, among other things, the asbestos fibers in its asbestos-containing products were encapsulated. Considering the foregoing, as well as the experience of the Company's subsidiaries and other defendants in asbestos litigation, the likely sharing of judgments among multiple responsible defendants, and the substantial amount of insurance coverage that the Company expects to be available from its solvent carriers, the Company believes that pending and reasonably anticipated future actions are not likely to have a material effect on the Company's results of operations or financial condition.

Although the insurance coverage which the Company has is substantial, it should be noted that insurance coverage for asbestos claims is not available to cover exposures initially occurring on and after July 1, 1984. The Company's subsidiaries continue to be named as defendants in new cases, some of which allege initial exposure after July 1, 1984.

In addition to claims for personal injury, the Company's subsidiaries have been involved in an insignificant number of property damage claims based upon asbestos-containing materials found in schools, public facilities and private commercial buildings. Based upon proceedings to date, the overwhelming majority of these claims have been resolved without a material adverse impact on the Company. Likewise, the insignificant number of claims remaining to be resolved are not expected to have a material effect on the Company's results of operations or financial condition.

The Company has recorded an accrual for its liabilities for asbestos-related matters that are deemed probable and can be reasonably estimated (settled actions and actions in advanced stages of processing), and has separately recorded an asset equal to the amount of such liabilities that is expected to be recovered by insurance. In addition, the Company has recorded a receivable for that portion of payments previously made for asbestos product liability actions and related litigation costs that is recoverable from its insurance carriers. Liabilities for asbestos-related matters and the receivable from insurance carriers included in the Consolidated Balance Sheets were as follows at December 31, 1998 and 1997:

                                                                    1998         1997
                                                                  --------     --------
    Accounts and notes receivable..............................   $ 95,448     $ 56,039
    Other assets...............................................     32,577       16,249
    Accrued expenses...........................................     93,700       50,688
    Other liabilities..........................................     22,833        2,682

With respect to environmental proceedings, the Company has been notified that it is among the Potentially Responsible Parties under federal environmental laws, or similar state laws, relative to the costs of investigating and in some cases remediating contamination by hazardous materials at several sites. Such laws impose joint and several liability for the costs of investigating and remediating properties contaminated by hazardous materials. Liability for these costs can be imposed on present and former owners or operators of the properties or on parties who generated the wastes that contributed to the contamination. The Company's policy is to accrue environmental remediation costs when it is both probable that a liability has been incurred and the amount can be reasonably estimated. The measurement of liability is based on an evaluation of currently available facts with respect to each individual situation and takes into consideration factors such as existing technology, presently enacted laws and regulations and prior experience in remediation of contaminated sites. Investigations have been completed for approximately 21 sites and continuing investigations are being done at approximately 10 sites. Accruals are provided for all sites based on the factors discussed above. As remediation assessments progress and plans are implemented, estimated costs become more fact-based and less judgment-based. These estimated costs liabilities are reviewed periodically and related liabilities adjusted to reflect additional technical and legal information. While it is often difficult to reasonably quantify future environmental-related expenditures, the Company currently estimates its future non-capital expenditures related to environmental matters to range between $26,000 and $55,000. In connection with these expenditures, the Company has accrued $34,277 at December 31, 1998 representing management's best estimate of probable non-capital environmental expenditures. These non-capital expenditures are estimated to be incurred over the next 10 to 20 years. In addition, capital expenditures aggregating $5,000 may be required during the next two years related to environmental matters. Although the Company is pursuing insurance recovery in connection with certain of these matters, no receivable has been recorded with respect to any potential recovery of costs in connection with any environmental matters.

Under operating lease commitments, expiring on various dates after December 31, 1998, the Company and certain of its subsidiaries are obligated as of December 31, 1998, to pay rentals totaling $36,794 as follows: $7,152 in 1999, $6,184 in 2000, $4,652 in 2001, $3,674 in 2002, $2,907 in 2003 and $12,225 in later years.

At December 31, 1998, the Company had committed to a minimum employer contribution of $15,456 to the Company's 401K plans.

17.  Segment Information

As discussed in note 2 to consolidated financial statements, the Company divested all of its automotive OE components businesses in 1996. Subsequent to the divestitures, the Company reported the results of its business units in two operating segments, Aerospace and Industrial. In 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, effective December 31, 1998, however, the Company's operating segments did not change as a result of adoption of SFAS No. 131. The Company's operating segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategy. The presentation of sales and operating income under Management's Discussion and Analysis of Financial Condition and Results of Operations -- Segment Review -- Aerospace and -- Segment Review -- Industrial are an integral part of the financial statements.

One customer (Boeing) in the Aerospace Segment represented approximately 19% and 14% of the Company's 1998 and 1997 total sales, respectively.

Information on total assets, depreciation of property, plant and equipment and capital expenditures by industry segment was as follows for the years ended December 31, 1998, 1997 and 1996:

                                                                          1998      1997      1996
                                                                        --------  --------  ------
                                                                                (in millions)
    Total assets:
      Aerospace.....................................................    $  448.9   $ 437.3   $ 415.5
      Industrial....................................................       365.0     310.6     287.2
      Corporate unallocated.........................................       241.7     185.1     146.8
                                                                        --------   -------   -------
         Total......................................................    $1,055.6   $ 933.0   $ 849.5
                                                                        ========   =======   =======
    Depreciation of property, plant and equipment:
      Aerospace.....................................................    $   17.9   $  13.4   $  12.2
      Industrial....................................................        16.6      14.0      12.9
      Corporate unallocated.........................................         1.2       2.3       1.9
                                                                        --------   -------   -------
         Subtotal...................................................        35.7      29.7      27.0
      Discontinued operations.......................................         --        --        3.5
                                                                        --------   -------   -------
         Total......................................................    $   35.7   $  29.7   $  30.5
                                                                        ========   =======   =======
    Capital expenditures:
      Aerospace.....................................................    $   23.8   $  46.9   $  26.9
      Industrial....................................................        29.6      31.4      13.7
      Corporate unallocated.........................................          .1       2.9       4.0
                                                                        --------   -------   -------
         Subtotal...................................................        53.5      81.2      44.6
      Discontinued operations.......................................         --        --        5.4
                                                                        --------   -------   -------
         Total......................................................    $   53.5   $  81.2   $  50.0
                                                                        ========   =======   =======

Information by country was as follows for the years ended December 31, 1998, 1997 and 1996:

                                                                                Operating   Total
                                                                    Sales(a)      Income     Assets
                                                                    --------    --------- --------
                                                                            (In millions)
    1998
    United States..............................................     $1,148.4     $ 174.4  $  564.0
    Canada.....................................................        238.2        35.4     182.7
    Other foreign countries....................................        117.4        15.8      67.2
                                                                    --------     -------  --------
    Total .....................................................      1,504.0       225.6     813.9
    Corporate unallocated......................................           --       (37.5)    241.7
                                                                    --------     -------  --------
         Total.................................................     $1,504.0     $ 188.1  $1,055.6
                                                                    ========     =======  ========
    1997
    United States..............................................     $1,027.2     $ 198.4  $  590.1
    Canada.....................................................        179.3        23.7     141.0
    Other foreign countries....................................        108.4        15.4      16.8
                                                                    --------     -------  --------
    Total .....................................................      1,314.9       237.5     747.9
    Corporate unallocated......................................           --       (39.7)    185.1
                                                                    --------     -------  --------
         Total.................................................     $1,314.9     $ 197.8  $  933.0
                                                                    ========     =======  ========
    1996
    United States..............................................     $  888.6     $ 182.5  $  554.2
    Canada.....................................................        149.0        (5.1)    104.8
    Other foreign countries....................................        122.1        21.3      43.7
                                                                    --------     -------  --------
    Total .....................................................      1,159.7       198.7     702.7
    Corporate unallocated......................................           --       (41.1)    146.8
                                                                    --------     -------  --------
         Total.................................................     $1,159.7     $ 157.6  $  849.5
                                                                    ========     =======  ========

---------------
(a) Sales are attributed to countries based on shipping location.

18.  Supplementary Earnings Information

The following expenses were included in the Consolidated Statements of Earnings for the years ended December 31, 1998, 1997 and 1996.

                                                                    1998       1997       1996
                                                                  --------   --------   ------
    Maintenance................................................    $27,908   $ 24,000   $ 22,816
    Taxes, other than federal income taxes
      Payroll..................................................     30,062     30,025     24,633
      Property.................................................      6,362      4,928      4,626
      State and local..........................................      7,601      6,241      5,121
    Rent.......................................................      9,070      8,950      9,965
    Research and developments costs............................     54,860     46,548     44,125

19.  Supplemental Guarantor Information

As discussed in note 12 to consolidated financial statements, in April 1998, the Company privately placed $300,000 principal amount of 7 1/2% Senior Notes due 2008 (Senior Notes). Substantially all the Company's subsidiaries incorporated in the United States (the "Subsidiary Guarantors") have fully and unconditionally guaranteed, on a joint and several basis, the Company's obligations to pay principal and interest with respect to the Senior Notes. Each Subsidiary Guarantor is wholly owned and management has determined that separate financial statements for the Subsidiary Guarantors are not material to investors. The subsidiaries of the Company that are not Subsidiary Guarantors are referred to as the "Non-Guarantor Subsidiaries".

The following supplemental consolidating condensed financial statements present balance sheets as of December 31, 1998 and 1997 and statements of earnings and of cash flows for the years ended December 31, 1998, 1997 and 1996. In the consolidating financial statements, Coltec Industries Inc ("Parent") accounts for its investments in wholly-owned subsidiaries using the equity method and the Subsidiary Guarantors account for their investments in Non-Subsidiary Guarantors using the equity method. Interest expense related to the indebtedness under the Company's credit agreement and its three series of senior notes is allocated to United States subsidiaries based on net sales.

                              COLTEC INDUSTRIES INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Consolidating Condensed Statement of Earnings

                                                                              December 31, 1998
                                               ----------------------------------------------------------------------------
                                                              Guarantor    Non-Guarantor
                                                 Parent     Subsidiaries   Subsidiaries      Eliminations     Consolidated
                                               ---------    ------------   -------------     ------------     -------------
Net sales ...............................      $ 517,226       $ 610,874       $ 424,708       $ (48,754)      $ 1,504,054
Cost of sales ...........................        400,705         413,162         315,618         (48,754)        1,080,731
                                               ---------       ---------       ---------       ---------       -----------

Gross profit ............................        116,521         197,712         109,090            --             423,323
Selling and administrative ..............         69,769         116,718          48,717            --             235,204
                                               ---------       ---------       ---------       ---------       -----------
Operating income ........................         46,752          80,994          60,373                           188,119
Equity earnings in
  affiliates ............................         75,876          41,903            --          (117,779)             --
Gain on divestiture .....................         56,194            --              --              --              56,194
Interest expense and other,
  net ...................................        (35,234)        (51,381)         34,247          (1,070)          (53,438)
                                               ---------       ---------       ---------       ---------       -----------
Earnings before income taxes,
  minority interest and
  extraordinary item ....................        143,588          71,516          94,620        (118,849)          190,875
Income taxes ............................        (21,295)        (18,807)        (24,796)           --             (64,898)
Minority interest in net loss
  of subsidiaries (net of tax) ..........           --              --            (3,684)           --              (3,684)
                                               ---------       ---------       ---------       ---------       -----------

Earnings before extraordinary
  item ..................................        122,293          52,709          66,140        (118,849)          122,293
Extraordinary item (net of tax)                   (4,326)           --              --              --              (4,326)
                                               ---------       ---------       ---------       ---------       -----------
Net earnings ............................      $ 117,967       $  52,709       $  66,140       $(118,849)      $   117,967
                                               =========       =========       =========       =========       ===========

                              COLTEC INDUSTRIES INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Consolidating Condensed Statement of Earnings

                                                        December 31, 1997
                              ---------------------------------------------------------------------
                                           Guarantor     Non-Guarantor
                                Parent   Subsidiaries    Subsidiaries    Eliminations  Consolidated
                              ---------  ------------    -------------   ------------  ------------
Net sales.................    $ 430,206   $ 586,901        $340,833        $(43,071)    $1,314,869
Cost of sales.............      295,466     394,948         250,926         (43,071)       898,269
                              ---------   ---------        --------        --------     ----------
Gross profit..............      134,740     191,953          89,907              --        416,600
Selling and administrative       49,854     122,251          46,703              --        218,808
                              ---------   ---------        --------        --------     ----------
Operating income..........       84,886      69,702          43,204              --        197,792
Equity earnings of
  subsidiaries............       55,570      22,156              --         (77,726)            --
Interest expense and other,
  net.....................      (30,505)    (54,975)         31,437              --        (54,043)
                              ---------   ---------        --------        --------     ----------
Earnings before income taxes    109,951      36,883          74,641         (77,726)       143,749
Income taxes..............      (15,077)     (8,630)        (25,168)             --        (48,875)
                              ---------   ---------        --------        --------     ----------
Net earnings..............    $  94,874   $  28,253        $ 49,473        $(77,726)    $   94,874
                              =========   =========        ========        ========     ==========

                              COLTEC INDUSTRIES INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Consolidating Condensed Statement of Earnings

                                                               December 31, 1996
                                  --------------------------------------------------------------------------
                                                 Guarantor     Non-Guarantor
                                    Parent      Subsidiaries    Subsidiaries    Eliminations    Consolidated
                                  ---------     ------------   -------------    ------------    ------------
Net sales ..................      $ 363,743       $ 530,876       $ 285,875       $(20,803)      $ 1,159,691
Cost of sales ..............        253,345         360,074         218,507        (20,803)          811,123
                                  ---------       ---------       ---------       --------       -----------
Gross profit ...............        110,398         170,802          67,368           --             348,568
Selling and administrative .         32,749          82,812          75,432           --             190,993
                                  ---------       ---------       ---------       --------       -----------
Operating income ...........         77,649          87,990          (8,064)          --             157,575
Equity earnings of
  subsidiaries .............         43,755          12,820            --          (56,575)             --
Interest expense and other,
  net ......................        (66,891)        (16,676)          8,673           --             (74,894)
                                  ---------       ---------       ---------       --------       -----------
Earnings from continuing
  operations before income
  taxes and extraordinary
  item......................         54,513          84,134             609        (56,575)           82,681
Income taxes ...............         19,309         (24,672)        (22,748)          --             (28,111)
                                  ---------       ---------       ---------       --------       -----------
Earnings from continuing
  operations before
  extraordinary item .......         73,822          59,462         (22,139)       (56,575)           54,570
Discontinued operations (net
  of tax) ..................         37,931            --            19,252           --              57,183
Extraordinary item (net of
  tax) .....................        (30,614)           --              --             --             (30,614)
                                  ---------       ---------       ---------       --------       -----------
Net earnings ...............      $  81,139       $  59,462       $  (2,887)      $(56,575)      $    81,139
                                  =========       =========       =========       ========       ===========

                              COLTEC INDUSTRIES INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Consolidating Condensed Balance Sheet

                                                                 December 31, 1998
                                    ----------------------------------------------------------------------------
                                                                    Non-
                                                    Guarantor      Guarantor
                                       Parent      Subsidiaries   Subsidiaries   Eliminations       Consolidated
                                    -----------    ------------   ------------   ------------       ------------
Cash and cash equivalents ....      $     6,422       $  8,522      $  6,841                        $    21,785
Accounts and notes
  receivable, net ............             --           20,943       127,242                            148,185
Inventory, net ...............           88,474         56,470        91,059                            236,003
Deferred income taxes ........            9,388          8,532         2,544                             20,464
Other current assets .........            6,030          5,123         4,459                             15,612
                                    -----------       --------      --------      -----------       -----------
  Total current assets .......          110,314         99,590       232,145             --             442,049
Intercompany, net ............         (915,938)       324,944       590,994                               --
Investments in affiliates ....        1,024,416         74,489           850      $(1,099,755)             --
Property, plant and equipment           113,069        109,991        83,582                            306,642
Cost in excess of net assets
  acquired, net ..............           58,924        134,861        20,862                            214,647
Other assets .................           46,922          2,953        42,435                             92,310
                                    -----------       --------      --------      -----------       -----------
  Total assets ...............      $   437,707       $746,828      $970,868      $(1,099,755)      $ 1,055,648
                                    ===========       ========      ========      ===========       ===========
Total current liabilities ....      $    89,170       $ 31,605      $152,030                        $   272,805
Long term debt ...............          484,107          2,096        91,275                            577,478
Deferred income taxes ........          (19,731)       141,446        18,194                            139,909
Other liabilities ............           49,488         12,018        28,750      $    (4,766)           85,490
Liabilities of discontinued
  operations .................          134,995           --            --                              134,995
Company-obligated, mandatorily
  redeemable convertible
  preferred securities .......             --             --         145,293                            145,293
Shareholders' equity .........         (300,322)       559,663       535,326       (1,094,989)         (300,322)
                                    -----------       --------      --------      -----------       -----------
  Total liabilities and
     shareholders' equity ....      $   437,707       $746,828      $970,868      $(1,099,755)      $ 1,055,648
                                    ===========       ========      ========      ===========       ===========

                              COLTEC INDUSTRIES INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Consolidated Condensed Balance Sheet

                                                                    December 31, 1997
                                    ----------------------------------------------------------------------------
                                                     Guarantor    Non-Guarantor
                                       Parent      Subsidiaries    Subsidiaries    Eliminations     Consolidated
                                    -----------    ------------   -------------    ------------     ------------
Cash and cash equivalents ....      $     9,912       $    722      $   4,059                       $    14,693
Accounts and notes receivable,
  net ........................             --           24,130         96,181                           120,311
Inventory, net ...............           99,100         71,958         85,678                           256,736
Deferred income taxes ........            4,535         10,689            (29)                           15,195
Other current assets .........            4,540         10,406          5,562                            20,508
                                    -----------       --------      ---------       -----------       ---------
  Total current assets .......          118,087        117,905        191,451              --           427,443
Intercompany, net ............         (741,897)        47,684        694,213                              --
Investments in affiliates ....        1,057,890        355,399          2,688       $(1,415,977)           --
Property, plant and
  equipment ..................           89,488        118,405         79,726                           287,619
Cost in excess of net assets
  acquired, net ..............           21,820        133,441          2,490                           157,751
Other assets .................           40,266          3,490         16,465                            60,221
                                    -----------       --------      ---------       -----------       ---------
  Total assets ...............      $   585,654       $776,324      $ 987,033       $(1,415,977)      $ 933,034
                                    ===========       ========      =========       ===========       =========
Total current liabilities ....      $    93,669       $ 49,494      $  96,415                         $ 239,578
Long term debt ...............          689,302          1,611         66,665                           757,578
Deferred income taxes ........          (32,780)       101,871         10,138                            79,229
Other liabilities ............           51,406         12,844         10,544       $    (2,202)         72,592
Liabilities of discontinued
  operations .................          143,218           --             --                             143,218
Shareholders' equity .........         (359,161)       610,504        803,271        (1,413,775)       (359,161)
                                    -----------       --------      ---------       -----------       ---------
  Total liabilities and
     shareholders' equity ....      $   585,654       $776,324      $ 987,033       $(1,415,977)      $ 933,034
                                    ===========       ========      =========       ===========       =========

                              COLTEC INDUSTRIES INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 Consolidating Condensed Statement of Cash Flows

                                                     Year ended December 31, 1998
                                 -----------------------------------------------------------------------
                                                             Non-Guarantor
                                   Parent       Guarantor    Subsidiaries    Eliminations   Consolidated
                                 ----------     ---------    --------------  ------------   ------------
Cash from operating activities   $  131,737     $  7,800       $   2,782               --    $ 142,319
                                 ----------     --------       ---------      -----------    ---------
Cash flows from investing
  activities:
  Proceeds from divestiture..       100,000           --              --                       100,000
  Capital expenditures.......       (22,921)     (17,863)        (12,761)                      (53,545)
  Acquisition of businesses..       (26,127)     (17,133)        (50,982)                      (94,242)
  Cash from (to) Parent......       (98,739)      34,996          63,743                            --
                                 ----------     --------       ---------      -----------    ---------
     Cash used in investing
       activities............       (47,787)          --              --               --      (47,787)
                                 ----------     --------       ---------      -----------    ---------
Cash flows from financing
  activities:
  Issuance of long-term debt.       291,451           --              --                       291,451
  Issuance of convertible
     preferred securities....                                    143,999                       143,999
  Repayment of long-term debt        (7,160)      (1,632)        (15,473)                      (24,265)
  Increase (decrease) in
     revolving facility, net.      (498,000)          --          40,000                      (458,000)
  Purchase of treasury stock.       (51,371)          --              --                       (51,371)
  Payments for unclaimed
     stock...................        (3,871)                                                    (3,871)
  Proceeds from sale of
     accounts receivable.....            --           --          12,500                        12,500
  Proceeds from exercise of
     stock options...........         2,117           --              --                         2,117
  Cash from (to) Parent......       179,394        1,632        (181,026)                           --
                                 ----------     --------       ---------      -----------    ---------
     Cash used in financing
       activities............       (87,440)          --              --               --      (87,440)
                                 ----------     --------       ---------      -----------    ---------
Increase (decrease) in cash and
  cash equivalents...........        (3,490)       7,800           2,782                         7,092
Cash and cash equivalents--
  beginning of period........         9,912          722           4,059                        14,693
                                 ----------     --------       ---------      -----------    ---------
Cash and cash equivalents--
  end of period..............    $    6,422     $  8,522       $   6,841               --    $  21,785
                                 ==========     ========       =========      -----------    =========

                              COLTEC INDUSTRIES INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 Consolidating Condensed Statement of Cash Flows

                                                     Year ended December 31, 1997
                                 -----------------------------------------------------------------------
                                                             Non-Guarantor
                                   Parent       Guarantor    Subsidiaries    Eliminations   Consolidated
                                 ----------     ---------    --------------  ------------   ------------
Cash from operating activities   $   66,192     $    152       $  (4,925)              --    $  61,419
                                 ----------     --------       ---------      -----------    ---------
Cash flows from investing
  activities:
  Capital expenditures.......       (28,720)     (29,542)        (22,956)                      (81,218)
  Acquisition of businesses..       (32,716)     (27,995)             --                       (60,711)
  Cash from (to) Parent......       (80,493)      57,537          22,956                            --
                                 ----------     --------       ---------        ---------    ---------
     Cash used in investing
       activities............      (141,929)          --              --               --     (141,929)
                                 ----------     --------       ---------        ---------    ---------
Cash flows from financing
  activities:
  Issuance of long-term debt.           813           --              --                           813
  Repayment of long-term debt        (4,929)        (133)         (3,051)                       (8,113)
  Increase (decrease) in
     revolving facility, net.          (500)          --          40,000                        39,500
  Purchase of treasury stock.       (42,695)          --              --                       (42,695)
  Proceeds from sale of
     accounts receivable.....            --           --          82,500                        82,500
  Proceeds from exercise of
     stock options...........         8,169           --              --                         8,169
  Cash from (to) Parent......       119,316          133        (119,449)                           --
                                 ----------     --------       ---------        ---------    ---------
     Cash provided by financing
       activities............        80,174           --              --               --       80,174
                                 ----------     --------       ---------        ---------    ---------
Increase (decrease) in cash and
  cash equivalents...........         4,437          152          (4,925)                         (336)
Cash and cash equivalents--
  beginning of period........         5,475          570           8,984                        15,029
                                 ----------     --------       ---------       ----------    ---------
Cash and cash equivalents--
  end of period..............    $    9,912     $    722       $   4,059               --    $  14,693
                                 ==========     ========       =========       ==========    =========

                              COLTEC INDUSTRIES INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 Consolidating Condensed Statement of Cash Flows

                                                     Year ended December 31, 1996
                                 -----------------------------------------------------------------------
                                                             Non-Guarantor
                                   Parent       Guarantor    Subsidiaries    Eliminations   Consolidated
                                 ----------     ---------    --------------  ------------   ------------
Cash from operating
  activities................    $   43,920     $   (179)       $  5,762              --      $   49,503
                                ----------     --------        --------       ----------     ----------
Cash flows from investing
  activities:
  Capital expenditures......       (20,799)      (8,376)        (15,375)                        (44,550)
  Proceeds from divestitures       329,113           --              --                         329,113
  Cash from (to) Parent.....       (23,751)       8,376          15,375                              --
                                ----------     --------        --------       ----------     ----------
     Cash provided by
       investing
       activities...........       284,563           --              --             --          284,563
                                ----------     --------        --------       ----------     ----------

Cash flows from financing
  activities:
  Proceeds from debt
     refinancing............       542,000           --              --                         542,000
  Repayment of long-term debt     (622,582)          --              --                        (622,582)
  Decrease in revolving
     facility, net..........      (196,000)          --              --                        (196,000)
  Purchase of treasury stock       (46,426)          --              --                         (46,426)
                                ----------     --------        --------       ----------     ----------
     Cash used in financing
       activities...........      (323,008)          --              --             --         (323,008)
                                ----------     --------        --------       ----------     ----------
Increase (decrease) in cash
  and cash equivalents......         5,475         (179)          5,762                          11,058
Cash and cash equivalents --
  beginning of period.......            --          749           3,222                           3,971
                                ----------     --------        --------       ----------     ----------
Cash and cash equivalents--
  end of period.............    $    5,475     $    570        $  8,984             --       $   15,029
                                ==========     ========        ========       ==========     ==========

20.  Pending Merger (unaudited)

On November 22, 1998, the Company and The B.F. Goodrich Company ("BFGoodrich"), entered into an Agreement and Plan of Merger ("Merger Agreement"). Under the terms of the Merger Agreement, upon consummation of the Merger, each share of Coltec common stock issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive 0.56 of a share of BFGoodrich common stock. The Merger will be accounted for as a pooling of interests. The Merger is expected to close in April of 1999.

The unaudited pro forma combined financial data is presented for informational purposes only. They are not necessarily indicative of the results of operations or of the financial position which would have occurred had the Merger been completed during the periods or as of the date for which the pro forma data are presented. They are also not necessarily indicative of the combined Company's future results of operations or financial position. In particular, the combined Company expects to realize significant operating cost savings as a result of the Merger. No adjustment has been included in the pro forma combined financial data for these anticipated operating cost savings nor for the one-time merger and consolidation costs expected to be incurred upon consummation of the Merger.

Pro forma per share amounts for the combined company are based on the Exchange Ratio of 0.56 of a share of BFGoodrich common stock for each share of Coltec common stock.


              UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA

                                                                  Year Ended December 31,
                                                           -------------------------------------
                                                               1998          1997        1996
                                                           ----------    ----------  ----------
                                                                  (Dollars in Millions,
                                                                Except Per Share Amounts)
Pro Forma Combined Statement of Income Data:
     Sales.........................................        $  5,454.9    $  4,687.9  $  4,005.5
     Income from continuing operations.............             350.4         208.1       170.1
     Income from continuing operations
       per diluted common share....................              3.08          1.86        1.57
     Weighted average number of
       common shares and assumed
       conversions (on a fully diluted
       basis) (millions)...........................             113.9         112.1       109.8


                                                       December 31,
                                                           1998
                                                       ------------
Pro Forma Combined Balance Sheet Data:
     Total assets..............................        $  5,293.5
     Total shareholders' equity................           1,299.3
     Book value per common share...............             11.84

                              COLTEC INDUSTRIES INC

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Coltec Industries Inc:


     We have audited the accompanying consolidated balance sheets of Coltec Industries Inc and subsidiaries (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of earnings, shareholders' equity, cash flows and comprehensive income for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coltec Industries Inc and subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

As discussed in Note 20, The Company entered into an agreement and plan of merger with The B.F. Goodrich Company. Upon consummation of the merger, expected to closed in April 1999, Company shareholders will receive .56 shares of BFGoodrich common stock for each share of the Company's common stock.




ARTHUR ANDERSEN LLP

Charlotte, North Carolina
January 22, 1998